FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This first amendment (“First Amendment”) is effective as of February 12, 2008 (“Amendment Date”) by and between Twistbox Entertainment, Inc. (as successor-in-interest to The WAAT Corporation) (“Twistbox”) and David Mandell (“Employee”), and amends that certain Employment Agreement dated as of June 5, 2006 by and between Twistbox and Employee (the “Agreement”). Unless otherwise defined herein, defined terms shall have their meanings as set forth in the Agreement.

RECITALS

WHEREAS, Twistbox and Mandalay Media, Inc. (“Mandalay”) have entered into that certain Agreement and Plan of Merger dated December 31, 2007, as amended;

WHEREAS, Twistbox and Employee believe it is in the best interest of Twistbox and Employee to mutually agree to certain modifications to the Agreement; and

WHEREAS, the parties hereto desire to memorialize their mutual understandings as contained herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing, Twistbox and Employee desire to further amend and/or modify the Agreement and enter into this First Amendment on the terms and conditions provided below:

Employee’s Agreement shall be modified as follows:

1.	The first sentence of Section I of the Agreement shall be deleted and replaced with the following:

“EMPLOYMENT.

The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from February 12, 2008 (“Employment Date”), to and including February 12, 2011 (the “Term”). On or about August 12, 2010, Employee and the Company shall meet in good faith to discuss the terms of a renewal, in order to negotiate terms related to, among other things, base salary, bonus percentage and additional grants of stock options.”

2.	The first sentence of Sub-section A of Section III of the Agreement shall be deleted and replaced with the following:

“A. Base Salary. The Company will pay to Employee a base salary at the annual rate of $300,000 from February 12, 2008 through February 11, 2009; $315,000 from February 12, 2009 through February 11, 2010, and $330,750 from February 12, 2010 through February 12, 2011.”

3.	A new Sub-paragraph G.2 shall be added to Section III of the Agreement following Sub-paragraph G thereof as follows:

“G.2. Stock Options. On the Employment Date, the Company shall cause Mandalay to grant to Employee an initial option (the “Mandalay Option”) to purchase 450,000 shares of Mandalay’s common stock (“Common Shares”) at an exercise price equal to the closing price of the Common Shares on the date of grant. Each Mandalay Option shall represent the right to acquire one (1) Common Share. The Mandalay Option shall vest in full and become immediately exercisable as follows: (a) one-third shall immediately vest on the Employment Date, (b) one-third shall vest on the first anniversary of the Employment Date and (c) one-third shall vest on the second anniversary of the Employment Date. The Mandalay Option shall be evidenced by a written option agreement and be governed by the terms and conditions thereof and the terms and conditions of Mandalay’s 2007 Stock Plan. Notwithstanding anything to the contrary, the Mandalay Option is subject to full accelerated vesting upon a change of control and/or the sale of all or substantially all of the assets of Mandalay.”

4. Lines 6 through 9 of sub-paragraph C of Section IV of the Agreement that provides as follows, “(iii) the Company requires employee to report directly to any officer other than Ian Aaron, Chief Executive Officer, without Employee’s consent; (iv) Ian Aaron is no longer the Chief Executive Officer of the Company”, shall be deleted in their entirety.

5. The last sentence of sub-paragraph E.2 of Section IV of the Agreement beginning with “Upon” and ending with “termination.” is hereby deleted in its entirety and replaced with the following:

“Upon a termination as a result of Death or disability, the Options, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall continue to be exercisable for a period of three (3) years after such termination.”

6. Lines 6 through 12 of sub-paragraph E.3 of Section IV of the Agreement beginning with “(b)” and ending with “deductions” shall be deleted in their entirety and replaced with the following:

“(b) upon Employee’s execution, and non-revocation, of a release substantially in the form attached hereto as Exhibit B, payment to Employee of a sum equal to base salary in accordance with the usual payroll practices of the Company for a period equal to six (6) months following such termination;”

7. Section VI of the Agreement shall be deleted in its entirety and replaced with the following: “INTENTIONALLY LEFT BLANK.”

8. All terms and conditions of the Agreement not specifically and expressly modified or amended herein are hereby ratified and confirmed in all respects and shall remain in full force and effect.

9. Each person who executes this Amendment represents and warrants to each party hereto that he has the authority to do so and to bind each entity as contemplated hereby, and agrees to hold harmless each other party from any claim that such authority did not exist. This Amendment will inure to the benefit of and be binding upon the parties and their respective shareholders, successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Amendment Date set forth above.

TWISTBOX ENTERTAINMENT, INC. (AS SUCCESSORS-IN-INTEREST TO THE WAAT CORPORATION)	EMPLOYEE

By: /s/ Ian Aaron Name: Ian Aaron Title: CEO/PRES	By: /s/ David Mandell Name: David Mandell